Exhibit 99.1

FOR IMMEDIATE RELEASE	NR07-36

DYNEGY ANNOUNCES COMPLETION OF PROJECT FINANCING
FOR SANDY CREEK ENERGY ASSOCIATES, L.P.
HOUSTON (August 30, 2007) — Dynegy Inc. (NYSE: DYN) today announced that Sandy Creek Energy Associates, L.P., a joint venture between subsidiaries of Dynegy and LS Power Group, has completed a $1 billion financing transaction that will allow construction of the Sandy Creek Power Generation Facility in McLennan County, Texas to begin in the fourth quarter 2007. Project financing, which is non-recourse to Dynegy and LS Power Group, includes an $800 million construction loan that will be drawn as required and a fully drawn $200 million term loan. The senior secured loans will mature on August 30, 2015. Pricing for the facilities is LIBOR plus 250 basis points during the construction phase and LIBOR plus 200 basis points during the three-year term following the construction phase. The $1 billion of Sandy Creek Energy Associates, L.P. debt has been rated BB- by Standard & Poor’s and Ba3 by Moody’s.
“The 900-megawatt Sandy Creek facility will generate electricity for hundreds of thousands of Texas homes and businesses, while also providing a significant economic investment in the region and creating a large number of jobs for Texas workers,” said Bruce A. Williamson, Chairman and Chief Executive Officer of Dynegy Inc. “Further, Sandy Creek will be among the cleanest-operating pulverized coal facilities in the United States as a result of our decision to utilize low-sulfur Powder River Basin coal and state-of-the-art technologies for reducing emissions. The participation of Brazos Electric through both a direct ownership and 150 megawatts of output also signifies the need for clean, reliable and economic energy to meet the needs of their retail customers in Central Texas.”
Sandy Creek is expected to enter into commercial operation in 2012. The 900-megawatt facility, which has been fully permitted, will include a super-critical steam generator and advanced emission controls, including low-NOx burners, a selective catalytic reduction system, scrubbers and a continuous emissions monitoring system. Due to the facility’s high efficiency/low heat rate design, it is expected to be well-positioned for frequent dispatch and energy sales into the Electric Reliability Council of Texas.

DYNEGY ANNOUNCES COMPLETION OF PROJECT FINANCING	NR07-36
FOR SANDY CREEK ENERGY ASSOCIATES, L.P.
2-2-2-2-2
Dynegy and LS Power Group maintain their respective ownership interests in Sandy Creek Energy Associates, L.P. through Sandy Creek Holdings, LLC. Dynegy and LS Power Group have each agreed to provide capital of approximately $325 million to Sandy Creek Energy Associates, L.P. Dynegy will secure its portion of the capital contribution through one or more letters of credit obtained through Dynegy Holdings Inc.
Brazos Sandy Creek Electric Cooperative, Inc. owns 25 percent of the proposed facility’s output through an undivided ownership interest. Brazos Electric Power Cooperative, Inc. has contracted to purchase 150 megawatts of the proposed facility’s output from Sandy Creek Energy Associates, L.P. for an initial 30-year period. The purchase contract provides for a pass-through of commodity fuel, transportation and emissions expenses.
The lead arrangers for the credit facilities are Credit Suisse Securities (USA) LLC and RBS Securities Corporation.
Dynegy Inc. produces and sells electric energy, capacity and ancillary services in key U.S. markets. The company’s power generation portfolio consists of approximately 20,000 megawatts of baseload, intermediate and peaking power plants fueled by a mix of coal, fuel oil and natural gas.
LS Power Group was founded in 1990 and is a fully integrated investment, development and asset management group of companies focused on the power industry. DYNC
Certain statements included in this news release are intended as “forward-looking statements.” These statements include assumptions, expectations, predictions, intentions or beliefs about future events, particularly the statements related to: the motivations and or intentions of Dynegy and its bank group in financing this project; the final output of the plant; estimates of number of customers served or the range and magnitude of community support and jobs created; the environmental impacts of the plant related to technology employed or feedstock to be used; how Dynegy will secure its loan commitments; date of completion of construction; and the plant’s positioning in the market. Dynegy cautions that actual future results may vary materially from those expressed or implied in any forward-looking statements. Specifically, Dynegy cautions that the costs of construction may vary materially from those anticipated due to constraints in the labor and materials markets or impacts of weather, which, along with potential declines in the regional power markets and/or regulatory and legal framework, may affect the soundness of the investment in building the plant and the decision to continue with construction. More information about the risks and uncertainties relating to these forward-looking statements are found in Dynegy’s SEC filings, including its Annual Report on Form 10-K, as amended, for the year ended December 31, 2006 and its Forms 10-Q for the quarters ended March 31, 2007 and June 30, 2007, all of which are available free of charge on the SEC’s web site at www.sec.gov.
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